Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION JUNE SALES UP 11.3 PERCENT

                MINNEAPOLIS, July 6, 2006 — Target Corporation today reported that its net retail sales for the five weeks ended July 1, 2006 increased 11.3 percent to $5.093 billion from $4.575 billion for the five-week period ended July 2, 2005. On this same basis, comparable-store sales increased 4.8 percent from fiscal June 2005.

“Target’s comparable store sales for the month of June were near the upper end of our planned range,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “These results give us confidence that we will meet or exceed the current First Call median EPS estimate of 69 cents in the second quarter.”

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
June	$5,093	11.3	4.8	9.0

Quarter-to-Date	$9,022	11.7	5.2	7.3

Year-to-Date	$21,515	11.8	5.2	6.7

As a reminder, our current sales disclosure practice includes a sales recording on the day of our monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. Our next sales recording is expected to be issued on Monday, July 17, 2006. These recordings may be accessed by calling 612-761-6500.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,418 locations in 47 states, as well as an on-line business called Target.com. Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K. Target Corporation news releases are available at www.target.com.

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